Exhibit 10.34

November 24, 2014

Mahesh Sundaram

RE: Employment with Immersion Corporation

Dear Mahesh:

This offer supersedes the offer dated September 25, 2014 and is intended to clarify certain terms of your position and assignment for Immersion.

Immersion Corporation (the “Company” or “Immersion”) is pleased to present an offer to you, for the position of Vice President, Worldwide OEM Sales on the terms set forth in this agreement, effective upon your acceptance by execution of a counterpart copy of this letter where indicated below.

Reporting Duties and Responsibilities. In this position, you will be reporting to Victor Viegas, President and CEO. This role will be based in the US and we anticipate that you will initially be assigned to the China office through June 2015. As this is a worldwide role, we expect that your responsibilities will require you to travel frequently.

Salary and Benefits. Your annual base salary of $320,000, is payable in accordance with the Company’s customary payroll practice, which is bi-weekly. For payment purposes, the bi-weekly amount is $12,307.70. This offer is for a full-time, salaried, exempt position. Our Company’s focal reviews are normally conducted in January at which time your performance will be evaluated. You will also receive the Company’s standard employee benefits package. A copy of our current benefits package is enclosed. Please note that the Company’s benefit package is subject to change at any time.

In addition, you will be eligible to participate in the company’s 2014 Executive Incentive Plan (EIP) with an annual target of 60%. Details of the EIP will be made available to you within the first 30 days of your hire. You will also receive an expatriate premium allowance of $9375 per month for the first eight (8) months of your employment with Immersion. The allowance will be paid to you in equal installments of $4,687.50 every two weeks in the normal payroll cycle.. Should you leave voluntarily within the first year of employment the expatriate premium allowance will be subject to repayment on a prorated basis.

Stock Options. Effective upon board approval, the Company will grant you an option to purchase 200,000 shares of the Company’s Common Stock and 50,000 shares of RSUs pursuant to the Company’s stock option plan and standard grant agreement. All options will have an exercise price that will be equal to the fair market value of the Company’s Common Stock on the 10th business day in the month following the month of your start date. The options will become exercisable over a four-year exercise schedule with 25% of the shares vesting at the end of your first twelve months of service, and with an additional 2.083% vesting per month thereafter, at the close of each month during which you remain employed with the Company. The RSUs will become exercisable over a three-year vesting schedule on an annual basis.

Change of Control Benefits. Subject to the approval of the Compensation Committee of the Board, the Company will enter into the Retention and Ownership Change Event Agreement.

Other Benefits. In order to ensure your successful transition to Immersion for you and your family, the Company will offer the following assistance. Where possible, Immersion will pay the fees directly to a third party provider.

•	Housing assistance up to $1500 per month for an apartment in Shanghai through June 2015.
•	Payment of $9000 per month living allowance for the period November 2014 – June 2015 while you reside in Beijing.

•	If required, reimbursement of school tuition fees to your employer in the amount up to $55,500.
•	A company provided car and driver, cost of which would be no more than $5000 per month for the period November 2014 – June 2015 while you reside in Beijing.
•	Immigration assistance with the company’s outside legal counsel.
•	A supplemental benefits policy for you and your family while you remain in Beijing.

Relocation Assistance. The Company will provide you with the following relocation assistance for your move from Beijing to the US. Benefits will be paid upon your move to California.

•	Relocation assistance for you and your family’s move from Beijing to California not to exceed $25,000. This includes movement of household goods and storage of your household goods.
•	A one-time moving allowance for incidentals in the amount of $25,000.
•	Air transportation for you and your family from Beijing to California.
•	30 days temporary living expenses upon your move to California.

Background Investigation. This offer is contingent upon a satisfactory background investigation. This agreement may be revoked in the event the results of the investigation do not meet Immersion’s requirements.

Confidential Information. As an employee of the Company, you will have access to certain Company confidential information and you may during the course of your employment, develop certain information or inventions that will be the property of the Company. To protect the interest of the Company, you will need to sign the Company’s standard “Employee Inventions and Confidentiality Agreement” as a condition of your employment. A copy of the agreement is attached for your review. We wish to impress upon you that we do not wish you to bring with you any confidential or proprietary material of any former employer or to violate any other obligation to your former employers.

At-Will Employment. While we look forward to a long and profitable relationship, should you decide to accept our offer, you will be an at-will employee of the Company, which means the employment relationship can be terminated by either of us for any reason at any time. Any statements or representations to the contrary (and indeed, any statements contradicting any provision in this letter) should be regarded by you as ineffective. Further, your participation in any stock option or benefit program is not to be regarded as assuring you of continuing employment for any particular period of time.

Authorization to Work. The Immigration Reform and Control Act of 1986 requires you, within three business days of hire, to present documentation demonstrating that you have authorization to work in the United States. Acceptable documentation is shown on the form titled List of Acceptable Documents. Please bring the appropriate documentation to the new employee orientation on your first day of employment. If you have questions about this requirement, which applies to U.S. citizens and non-U.S. citizens alike, please contact our Human Resources department.

Term of Offer. This offer will expire at the close of business on 9/26/14. Upon acceptance of this offer, please sign the enclosed copy of this letter in the space indicated and return it to me. Your signed acceptance below will become our binding agreement with respect to the subject matter of this letter, superseding in their entirety all other or prior agreements by you with the Company as to the specific subjects of this letter, and will be binding upon and inure to the benefit of our respective successors and assigns, and heirs, administrators and executors, will be governed by California law, and may only be amended in writing signed by you and the Company.

We are excited and pleased to have you join the Immersion team in this exciting role and we look forward to a mutually beneficial working relationship.

Sincerely,

/s/ Janice Passarello
Janice Passarello
Vice President, Human Resources

Agreed and Accepted

I agree to and accept employment with Immersion Corporation on the terms and conditions set forth in this agreement.

/s/ Mahesh Sundaram	11/24/2014
Mahesh Sundaram	Date

Anticipated Start Date: October 27, 2014